Exhibit (a)(5)(F)

Novartis International AG CH-4002 Basel Switzerland

https://www.novartis.com http://x.com/NovartisNews

PRESS RELEASE

Novartis announces expiration of Regulus Therapeutics tender offer

Basel, June 25, 2025 – Novartis today announced that its previously announced tender offer (the “Offer”) by Redwood Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novartis (“Purchaser”), to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Regulus Therapeutics Inc. (“Regulus”), in exchange for (i) $7.00 in cash per share, subject to any applicable withholding and without interest thereon, plus (ii) one contingent value right (each, a “CVR”) per Share, representing the right to receive one contingent payment of $7.00 in cash, subject to any applicable withholding and without interest thereon, upon the achievement of a regulatory milestone, expired at one minute past 11:59 p.m., New York City Time, on June 24, 2025 (the “Expiration Time”).

Computershare Trust Company, N.A., the depositary for the Offer, has advised that, as of the Expiration Time, approximately 56,374,397 Shares were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 74.49% of the issued and outstanding Shares immediately prior to the Expiration Time.

The parties expect the transaction to close on June 25, 2025, promptly following the acceptance of all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities. At the time the tender offer described in this press release was commenced, Novartis and Purchaser filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Regulus filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer.

An offer to purchase the Shares is only being made pursuant to the offer to purchase, the letter of transmittal and related offer documents filed as a part of the Schedule TO. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser and Regulus with the SEC are available at no charge on the SEC’s website at www.sec.gov/ or by directing such requests to the information agent for the offer, which is named in the tender offer statement. The offer to purchase and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis website at www.novartis.com/investors/financial-data/sec-filings. The solicitation/recommendation statement also may be obtained for free under the “Investors” section of Regulus’ website at ir.regulusrx.com/overview. In addition, Regulus files annual, quarterly and current reports and other information, and Novartis files annual reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Disclaimer

This press release contains statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Novartis’ proposed acquisition of Regulus. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for farabursen, regarding the proposed acquisition of Regulus and the expected timetable for completing the proposed acquisition, the benefits sought to be achieved in the proposed acquisition, or regarding potential future revenues from farabursen. You should not place undue reliance on these statements. Such forward-looking statements are based on Novartis’ current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that farabursen clinical trials will be successful, that farabursen will be submitted for marketing approval or approved for sale or, if approved, receive approval for any additional indications or labeling, in any market, or at any particular time, nor can there be any guarantee that, if approved, farabursen will be commercially successful in the future. Neither can there be any guarantee that the conditions to the closing of the proposed acquisition will be satisfied on the expected timetable or at all or that the expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all. In particular, expectations regarding farabursen or the transaction described in this press release could be affected by, among other things, the timing of the offer and the satisfaction of customary closing conditions, including the receipt of regulatory approvals on acceptable terms or at all; the risk that competing offers or acquisition proposals will be made; uncertainty as to whether the milestone associated with the CVR will be achieved and that holders of CVRs will receive payments in respect thereof; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Novartis and/or Regulus’ businesses, including their relationships with employees, business partners or governmental entities; the risk that the offer or the merger may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the offer, the merger or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate and currency exchange rate fluctuations; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s and Regulus’ filings and reports with the SEC, including Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2024, Regulus’ Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form10-Q for the quarter ended March 31, 2025 and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov. Novartis is providing the information in this press release as of this date and Novartis does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise, except to the extent required by law.

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